Cincinnati Bell Inc.
IT Services and Hardware Revenue
(Unaudited)
(Dollars in millions)

	2017	2018				
	YTD	Q1	Q2	Q3	Q4	YTD
Revenue						
Consulting	$ 77.0	$ 31.3	$ 33.5	$ 35.9	$ 38.0	$ 138.7
Cloud	81.0	22.6	23.0	26.2	26.2	98.0
Communications	160.6	40.6	41.5	47.0	49.4	178.5
Infrastructure Solutions	66.5	33.1	30.3	32.0	40.3	135.7
Total IT Services and Hardware Revenue	$ 385.1	$ 127.6	$ 128.3	$ 141.1	$ 153.9	$ 550.9